AMENDED AND RESTATED

SERVICE AGREEMENT

Between

THE OHIO NATIONAL LIFE INSURANCE COMPANY

And

OHIO NATIONAL LIFE ASSURANCE CORPORATION

THIS SERVICE AGREEMENT (the “Agreement”) is made and entered this 1st day of January, 2019, between The Ohio National Life Insurance Company (“ONLIC”), an Ohio corporation, and Ohio National Ohio National Life Assurance Corporation (“ONLAC”), an Ohio corporation, and supersedes and replaces the Service Agreement entered into by ONLIC and ONLAC on December 1, 1988 and all subsequent amendments thereto.

WHEREAS, the parties desire to have ONLIC perform certain operational and administrative services, and provide equipment and other necessary materials on behalf of ONLAC; and

WHEREAS, the parties desire to properly allocate such expense from the party providing such services and materials (the “Providing Party” or ONLIC) to the party in receipt of such services and materials (the “Receiving Party” or ONLAC).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereto agree as follows:

1.	SERVICES TO BE PERFORMED

(a)	ONLIC shall make available to ONLAC such personnel as may be agreed upon by ONLAC and ONLIC from time to time to provide operational and administrative services to ONLAC. Such services may include, but is not limited to, the following:

i.	Legal services concerning ONLAC;

ii.	Auditing and related services as needed by ONLAC;

iii.	Providing, developing, and administering computer systems and related data processing services;

iv.	Other administrative services.

(b)	Management Personnel

Personnel from the Providing Party pursuant to this Agreement shall report to and be responsible solely to the officers and directors of the Receiving Party or persons designated by them. The Providing Party shall have no responsibility for the actions of its personnel in their performance of services for the Receiving Party pursuant to this agreement.

(c)	Oversight and Monitoring

ONLAC will maintain oversight for functions provided to ONLAC by ONLIC and will monitor services annually for quality assurance.

(d)	Property of Receiving Party

All funds and invested assets of ONLAC are the exclusive property of ONLAC, held for the benefit of ONLAC and are subject to the control of ONLAC, unless otherwise approved via a separate intercompany reinsurance agreement(s).

2.	EQUIPMENT AND OTHER MATERIALS TO BE PROVIDED

ONLIC shall provide to ONLAC such equipment and other materials necessary in order for ONLAC to perform its ordinary business functions, which may include but is not limited to, office space, furniture, supplies, utilities, postage, taxes, and any other items as requested and deemed necessary by the parties. Where necessary, parties may enter into additional agreements to address one or more of the costs incurred by the Providing Party on behalf of the Receiving Party. Such agreements shall be considered independent of this Agreement.

3.	CHARGES AND PAYMENTS

ONLAC agrees to reimburse ONLIC for direct and indirect costs as may be fairly attributable to the services performed. The cost of such services include but are not limited to an appropriate portion of salaries and other forms of compensation, fringe benefits, general overhead expenses and any other costs which may be fairly allocable to the services provided by ONLIC. The amount payable to ONLIC by ONLAC will be based on an allocation model that is updated at least annually. The allocation model will allocate costs using a direct method, based on allocation percentages at an employee, cost center or department level that are updated at least annually.

4.	ACCOUNT STATEMENTS

(a)	Account Statements. ONLIC shall provide monthly account analysis, or as otherwise agreed to by the parties, to show all reasonable and equitable charges incurred by the Providing Party as a result of providing services to the Receiving Party pursuant to this Agreement. ONLAC reserves the right to request clarifying documents to support the monthly account analysis, including itemized charge details.

(b)	Payments. As may be agreed by the parties, for purely ministerial reasons, ONLIC may discharge its obligations under this section by making payments of such expenses to third parties on behalf of ONLAC in accordance with applicable law. ONLAC shall credit the full amounts of such payments to third parties by ONLIC against any amounts otherwise due and owing under this section. Similarly, any amount owed by ONLIC to ONLAC for services performed pursuant to this Agreement will be deducted from the total amount due by ONLAC for the applicable measurement period. Unless otherwise agreed to by the parties, ONLAC shall make payment to ONLIC within a reasonable and timely manner (i.e. thirty days) of the receipt and approval of the finalized account statement analysis. ONLAC shall not advance any funds to ONLIC, except to pay for the services described in this Agreement.

(c)	Quarterly Review. The parties shall meet each quarter, or as otherwise agreed to by the parties, to review the actual cost incurred against estimated cost charged to the Receiving Party. In the event that there is any discrepancy between the amount charged and the amount actually incurred by the Providing Party, such difference shall be reflected in the next scheduled account statement, unless parties agree to an immediate adjustment.

(d)	Disputes Regarding Allocation. In the event of disagreement between ONLIC and ONLAC as to a fair basis for allocating or apportioning costs for services rendered under this Agreement, such basis shall be determined by an independent public accountant agreed to by the parties. If such dispute cannot be resolved between the parties, the parties may, at their option, negotiate a settlement related thereto.

5.	BOOKS AND RECORDS; AUDITS

(a)	Books and Records. Both parties shall be responsible for maintaining full and accurate books, records and accounts of all charges incurred pursuant to this Agreement in accordance with all applicable laws and regulations. All such books and records shall remain in the property of Receiving Party receiving services from the Providing Party, and shall be subject to inspection by any regulator having jurisdiction.

(b)	Audits. The parties and its authorized representatives shall have the right to audit, to examine, and to make copies of or extracts from all financial and related records relating to or pertaining to this Agreement. Unless otherwise agreed to by the parties, Receiving Party shall not request more than one audit during any contract year.

6.	INDEMNIFICATION

ONLIC agrees to indemnify ONLAC, and ONLAC agrees to indemnify ONLIC, for any losses, damages, claims, causes of action, fines, or penalties of any nature, including the reimbursement of reasonable attorneys’ fees and expenses arising out of or relating in any way to either party’s conduct under the terms of this Agreement. Notwithstanding the foregoing, neither party shall be responsible for any incidental, consequential, or special loss or damage, including exemplary and punitive, of any kind or nature, resulting from or arising out of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

ONLIC and ONLAC each represents to the other that it and the below signed officers have full power and authority to enter into this Agreement.

8.	COMPLIANCE WITH LAWS

ONLIC and ONLAC each agree to abide by all applicable state and federal laws and regulations, including those of SROs. To the extent required by law, both parties agree to maintain books and records reflecting all expenses and liabilities incurred related to its business, including any and all expenses incurred pursuant to this Agreement.

9.	CONFIDENTIALITY

ONLIC and ONLAC agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. This Section shall not apply to any information which is (i) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (ii) known to the receiving party prior to disclosure by the disclosing party; (iii) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (iv) otherwise publicly available through no fault or breach by the receiving party.

ONLIC and ONLAC further agree that all Nonpublic Personal Information obtained in the performance of duties and obligations under this Agreement will not be used for any other purpose except to perform duties set forth under this Agreement. Such information shall not be disclosed to any third party without the express written consent of the affected individual or as may be required by law. ONLIC and ONLAC shall establish procedures to protect the security and confidentiality of such information. “Nonpublic Personal Information” shall mean any information about individual, including financial and health information, that is not publicly available.

10.	TERMS

This Agreement shall continue in effect indefinitely, and may be terminated by either party upon 30 days’ written notice to the other party.

11.	SETTLEMENT ON TERMINATION

No later than sixty (60) days after the effective date of termination of this Agreement, or as otherwise agreed in writing by both parties, ONLIC shall deliver to ONLAC detailed written statements for all charges incurred and not included in any previous statements to the effective date of termination. The amounts owed or to be refunded hereunder shall be due and payable within thirty (30) days after receipt of such statements, unless ONLAC provides notice that such amount is disputed.

12.	ACTION TAKEN PURSUANT TO SUPERVISION, REHABILITATION AND LIQUIDATION ACT

If any action is taken against ONLAC pursuant to its supervision, rehabilitation and liquidation act: (i) All of the rights of ONLAC under this Agreement extend to the rehabilitator or the superintendent, and (ii) All books and records will immediately be made available to the rehabilitator or the superintendent immediately upon request.

ONLIC has no automatic right to terminate this Agreement if any action is taken against ONLAC pursuant to its supervision, rehabilitation and liquidation act.

ONLIC will continue to maintain any systems, programs or other infrastructure notwithstanding action being taken against ONLAC pursuant to its supervision, rehabilitation and liquidation act, and will make them available for so long as ONLIC continues to receive timely payment for services rendered.

13.	NON-ASSIGNABILITY

The rights, obligations, duties, and authority under this Agreement are not assignable by the parties, unless expressly agreed to by the parties in writing.

14.	INDEPENDENT CONTRACTOR

For the purposes of this Agreement, ONLIC and ONLAC are deemed to be independent contractors. The personnel of one shall not be deemed to be the employee of the other.

15.	CHOICE OF LAW

This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Ohio.

16.	SEVERABILITY

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

17.	NON-WAIVER

The failure of ONLAC or ONLIC to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights.

18.	ENTIRE AGREEMENT

This Agreement, together with any and all addenda, schedules, or exhibits, as may be attached by the parties, constitutes the entire agreement between the parties with respect to the subject matter hereof so supersedes all previous proposals, negotiations, representations, commitments, writings and all other communications between the parties, both oral and written. In the event of any conflict between this Agreement and any other prior agreements or understandings, the terms of this Agreement shall control.

19.	AMENDMENT

This Agreement may be amended, modified, or supplemented at any time by mutual consent of all parties; provided, however, that any such amendment, modification or supplement must be in writing, executed by all parties, and approved by the appropriate regulatory authorities, if applicable.

20.	SECTION HEADINGS

Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have delivered and executed this Agreement to be effective as of the date first above written.

THE OHIO NATIONAL LIFE INSURANCE COMPANY

BY:	/s/ David E. Spaulding

Name:	David E. Spaulding

Title:	Vice President, Financial Reporting

OHIO NATIONAL LIFE ASSURANCE CORPORATION

BY:	/s/ William C. Price

Name:	William C. Price

Title:	SUP & Assistant General Counsel

Service Agrmt – ONLIC-ONLAC